Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Strong Revenue. Disciplined Expense Management. Regions reports third quarter 2022 earnings of $404 million, earnings per diluted share of $0.43
Year-over-year revenue growth of 16 percent propels pre-tax pre-provision income(1).

BIRMINGHAM, Ala. - (BUSINESS WIRE) - October 21, 2022 - Regions Financial Corp. (NYSE:RF) today reported earnings for the third quarter ended September 30, 2022. The company reported third quarter net income available to common shareholders of $404 million and earnings per diluted share of $0.43. Compared to the third quarter of 2021, total revenue increased 16 percent to $1.9 billion on both a reported and adjusted basis(1) driven by growth in net interest income. Strong revenue growth contributed to a 3 percent increase in pre-tax pre-provision income(1) on a reported basis and a 27 percent increase on an adjusted basis(1) compared to the third quarter of 2021. The company's third quarter adjusted pre-tax pre-provision income(1) represents its highest level on record.

“During the third quarter, Regions continued its focus on delivering consistent, sustainable long-term performance as evidenced by another quarterly record in adjusted pre-tax pre-provision income(1),” said John Turner, President and CEO of Regions Financial Corp. “Our markets continue to provide opportunities to attract new customers while deepening and expanding relationships with our existing customer base. Our strategic investments are paying off, and we are better able to serve customers and clients in an uncertain economic environment. Additionally, we are pleased to have resolved our previously disclosed regulatory matter and look forward to building further on our commitment to help customers reach their financial goals.”

Turner added, “To that end, I am proud of how our teams responded to serve affected customers and meet the needs of fellow Regions associates and our surrounding communities impacted by Hurricane Ian. Our associates mobilized resources to quickly restore essential financial services in hard-hit areas, and we continue to work with customers on disaster-recovery needs.”

SUMMARY OF THIRD QUARTER 2022 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	9/30/2022	6/30/2022	9/30/2021
Net income	$429	$583	$651
Preferred dividends and other	25	25	27
Net income available to common shareholders	$404	$558	$624

Weighted-average diluted shares outstanding	940	940	962
Actual shares outstanding—end of period	934	934	955

Diluted earnings per common share	$0.43	$0.59	$0.65

Selected items impacting earnings:
Pre-tax adjusted items(1):
Adjustments to non-interest expense(1)	$(182)	$6	$(20)
Adjustments to non-interest income(1)	(1)	—	3
Net provision benefit from sale of unsecured consumer loans***	$31	$—	$—
Total pre-tax adjusted items(1)	$(152)	$6	$(17)

Diluted EPS impact*	$(0.13)	$—	$(0.01)

Pre-tax additional selected items**:
CECL provision (in excess of) less than net charge-offs****	$(36)	$(22)	$185
Incremental provision for hurricane-related allowance for loan losses	(20)	—	—
Capital markets income - CVA/DVA	21	20	1
Residential MSR net hedge performance	2	11	(15)
PPP loan interest income*****	4	8	31
Pension settlement charges	—	—	(8)

*        Based on income taxes at an approximate 25% incremental rate. The third quarter of 2022 regulatory settlement included a $50 million civil monetary penalty that is not tax deductible.
**     Items impacting results or trends during the period, but are not considered non-GAAP adjustments. These items generally include market-related measures, impacts of new accounting guidance, or event driven actions.
***     The net provision benefit of $31 million includes a $94 million reserve release offset by a $63 million fair value mark recorded through charge-offs. While reflected as a pre-tax adjusted item, the net provision benefit is not included in a non-GAAP reconciliation as it is not a non-GAAP metric and was not used in the determination of any non-GAAP metrics.
**** The third quarter of 2022 CECL provision (in excess of) less than net charge-offs excludes the $31 million net provision benefit from the sale of unsecured consumer loans and the $20 million provision for hurricane-related allowance for loan losses.
*****    Interest income for the Small Business Administration's Paycheck Protection Program (PPP) loans includes estimated funding costs.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter include $179 million in professional, legal and regulatory fees associated with a third quarter settlement with the Consumer Financial Protection Bureau regarding one type of overdraft fee the company discontinued in 2021. The amount adjusted this quarter is less than the previously announced $191 million settlement as approximately $12 million was accrued by the company in the second quarter. The settlement is expected to be partially mitigated by a $50 million insurance reimbursement in the fourth quarter. Current quarter adjusted items also include a $31 million net provision benefit from the sale of certain unsecured consumer loans.

Additional selected items impacting the company's earnings this quarter include an incremental provision for estimated hurricane-related loan losses of $20 million.

Total revenue

	Quarter Ended
($ amounts in millions)	9/30/2022	6/30/2022	9/30/2021	3Q22 vs. 2Q22		3Q22 vs. 3Q21
Net interest income	$1,262	$1,108	$965	$154	13.9%	$297	30.8%
Taxable equivalent adjustment	12	11	11	1	9.1%	1	9.1%
Net interest income, taxable equivalent basis	$1,274	$1,119	$976	$155	13.9%	$298	30.5%
Net interest margin (FTE)	3.53%	3.06%	2.76%
Adjusted net interest margin (FTE) (non-GAAP)(1)	3.68%	3.44%	3.30%

Non-interest income:
Service charges on deposit accounts	$156	$165	$162	(9)	(5.5)%	(6)	(3.7)%
Card and ATM fees	126	133	129	(7)	(5.3)%	(3)	(2.3)%
Wealth management income	108	102	95	6	5.9%	13	13.7%
Capital markets income	93	112	87	(19)	(17.0)%	6	6.9%
Mortgage income	37	47	50	(10)	(21.3)%	(13)	(26.0)%
Commercial credit fee income	26	23	23	3	13.0%	3	13.0%
Bank-owned life insurance	15	16	18	(1)	(6.3)%	(3)	(16.7)%
Securities gains (losses), net	(1)	—	1	(1)	—%	(2)	(200.0)%
Market value adjustments on employee benefit assets*	(5)	(17)	5	12	70.6%	(10)	(200.0)%
Other	50	59	79	(9)	(15.3)%	(29)	(36.7)%
Non-interest income	$605	$640	$649	$(35)	(5.5)%	$(44)	(6.8)%
Total revenue	$1,867	$1,748	$1,614	$119	6.8%	$253	15.7%

Adjusted total revenue (non-GAAP)(1)	$1,868	$1,748	$1,611	$120	6.9%	$257	16.0%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee and director benefits that are offset within salaries and employee benefits and other non-interest expense.

Total revenue of approximately $1.9 billion represented an increase of 7 percent on both a reported and adjusted basis(1) compared to the second quarter of 2022. Net interest income grew 14 percent compared to the second quarter driven primarily by higher interest rates, continued strong average loan growth and lower than anticipated deposit costs. Lower cash balances also helped support the net interest margin, which increased 47 basis points to 3.53 percent. Excluding the impact of PPP interest income and excess cash balances held at the Federal Reserve, the company's adjusted net interest margin(1) was 3.68 percent.

Non-interest income decreased 5 percent on both a reported and an adjusted basis(1) compared to the second quarter of 2022. Capital markets income decreased 17 percent. Excluding the impact of CVA/DVA, capital markets income decreased $20 million driven primarily by delayed advisory transactions attributable to continued market volatility. Mortgage income decreased 21 percent as higher interest rates led to lower production volumes partially offset by higher mortgage servicing income. Service charges income and card & ATM fees both decreased 5 percent primarily due to the implementation of previously disclosed overdraft-related policy enhancements and decreased transaction volume in debit card. In addition to this year's policy changes, the company has routinely made enhancements to its overdraft processes that benefit customers such that total overdraft-related revenues were approximately 35% lower in 2021 versus 2011. However, this decline was offset by strategic growth and diversification of revenue through fee based services including mortgage, capital markets, wealth management and card and ATM fees. Despite volatile markets, wealth management income increased 6 percent compared to the prior quarter, while market value adjustments on employee benefit assets that are offset in salaries and benefits and other non-interest expense improved $12 million.

Non-interest expense

	Quarter Ended
($ amounts in millions)	9/30/2022	6/30/2022	9/30/2021	3Q22 vs. 2Q22		3Q22 vs. 3Q21
Salaries and employee benefits	$593	$575	$552	$18	3.1%	$41	7.4%
Equipment and software expense	98	97	90	1	1.0%	8	8.9%
Net occupancy expense	76	75	75	1	1.3%	1	1.3%
Outside services	40	38	38	2	5.3%	2	5.3%
Professional, legal and regulatory expenses	199	24	21	175	NM	178	NM
Marketing	29	22	23	7	31.8%	6	26.1%
FDIC insurance assessments	16	13	11	3	23.1%	5	45.5%
Credit/checkcard expenses	13	13	16	—	—%	(3)	(18.8)%
Branch consolidation, property and equipment charges	3	(6)	—	9	150.0%	3	NM
Visa class B shares expense	3	9	4	(6)	(66.7)%	(1)	(25.0)%
Loss on early extinguishment of debt	—	—	20	—	—%	(20)	(100.0)%
Other	100	88	88	12	13.6%	12	13.6%
Total non-interest expense	$1,170	$948	$938	$222	23.4%	$232	24.7%
Total adjusted non-interest expense(1)	$988	$954	$918	$34	3.6%	$70	7.6%

NM - Not Meaningful

Non-interest expense increased 23 percent on a reported basis and 4 percent on an adjusted basis(1) compared to the second quarter of 2022. Reported professional, legal and regulatory expenses increased $175 million attributable primarily to the previously disclosed regulatory matter that was settled during the quarter. Salaries and benefits increased 3 percent driven primarily by higher base salaries as full-time equivalent headcount increased by 277 positions, as well as there being one additional work day in the quarter. Over 70 percent of the associate additions are customer facing within the company's three lines of business. Marketing expenses increased 32 percent due to the timing of marketing campaigns.

The company's third quarter efficiency ratio was 62.3 percent on a reported basis and 52.6 percent on an adjusted basis(1). The effective tax rate was 23.7 percent compared to 21.2 percent in the second quarter. The increase in tax rate was attributable primarily to the nondeductible nature of a portion of the regulatory settlement.

Loans and Leases

	Average Balances

($ amounts in millions)	3Q22	2Q22	3Q21	3Q22 vs. 2Q22		3Q22 vs. 3Q21
Commercial and industrial	$49,120	$46,538	$41,892	$2,582	5.5%	$7,228	17.3%
Commercial real estate—owner-occupied	5,441	5,477	5,682	(36)	(0.7)%	(241)	(4.2)%
Investor real estate	7,879	7,428	7,311	451	6.1%	568	7.8%
Business Lending	62,440	59,443	54,885	2,997	5.0%	7,555	13.8%
Residential first mortgage	18,125	17,569	17,198	556	3.2%	927	5.4%
Home equity	6,050	6,082	6,523	(32)	(0.5)%	(473)	(7.3)%
Consumer credit card	1,176	1,145	1,128	31	2.7%	48	4.3%
Other consumer—exit portfolios	716	836	1,363	(120)	(14.4)%	(647)	(47.5)%
Other consumer	6,177	5,689	2,253	488	8.6%	3,924	174.2%
Consumer Lending	32,244	31,321	28,465	923	2.9%	3,779	13.3%
Total Loans	$94,684	$90,764	$83,350	$3,920	4.3%	$11,334	13.6%

NM - Not meaningful.

Average loans and leases increased 4 percent compared to the prior quarter driven primarily by growth in commercial and industrial lending. Average business lending increased 5 percent reflecting broad-based growth in corporate, middle market, and real estate lending across the company's diversified and specialized portfolios. Commercial loan line utilization levels ended the quarter at approximately 43.1 percent, decreasing 130 basis points compared to the prior quarter, but reflects a $4.4 billion increase in commitments. Average consumer lending increased 3 percent primarily within residential first mortgage and other consumer credit, which includes EnerBank, partially offset by lower home equity and consumer exit portfolios. Ending consumer loans decreased modestly during the quarter reflecting the sale of $1.2 billion of certain unsecured consumer loans on the last day of the quarter. The decision to sell these loans reflects the company's strategic management of capital allocation and risk-adjusted returns.

Deposits

	Average Balances

($ amounts in millions)	3Q22	2Q22	3Q21	3Q22 vs. 2Q22		3Q22 vs. 3Q21
Customer low-cost deposits	$130,167	$133,992	$127,369	$(3,825)	(2.9)%	$2,798	2.2%
Customer time deposits	5,351	5,600	4,527	(249)	(4.4)%	824	18.2%
Corporate treasury time deposits	—	—	1	—	NM	(1)	(100.0)%
Total Deposits	$135,518	$139,592	$131,897	$(4,074)	(2.9)%	$3,621	2.7%

($ amounts in millions)	3Q22	2Q22	3Q21	3Q22 vs. 2Q22		3Q22 vs. 3Q21
Consumer Bank Segment	$84,741	$85,224	$79,098	$(483)	(0.6)%	$5,643	7.1%
Corporate Bank Segment	39,058	41,920	42,525	(2,862)	(6.8)%	(3,467)	(8.2)%
Wealth Management Segment	9,467	10,020	9,873	(553)	(5.5)%	(406)	(4.1)%
Other	2,252	2,428	401	(176)	(7.2)%	1,851	461.6%
Total Deposits	$135,518	$139,592	$131,897	$(4,074)	(2.9)%	$3,621	2.7%

Total average deposit balances decreased 3 percent in the third quarter of 2022. Average Consumer deposits remained relatively stable declining less than 1 percent. Trends have largely returned to pre-pandemic seasonal patterns after two years of elevated levels attributable to stimulus and higher savings rates. Corporate and Wealth Management deposits experienced declines of 7 and 6 percent, respectively, as expected attrition continued in the quarter.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	9/30/2022	6/30/2022	9/30/2021
ACL/Loans, net	1.63%	1.62%	1.80%
ALL/Loans, net	1.50%	1.52%	1.71%
Allowance for credit losses to non-performing loans, excluding loans held for sale	311%	410%	283%
Allowance for loan losses to non-performing loans, excluding loans held for sale	287%	386%	269%
Provision for (benefit from) credit losses	$135	$60	$(155)
Net loans charged-off	$110	$38	$30
Adjusted net loan charge-offs (non-GAAP)(1)	$47	$38	$30
Net loans charged-off as a % of average loans, annualized	0.46%	0.17%	0.14%
Adjusted net loan charge-offs as a % of average loans, annualized (non-GAAP) (1)	0.19%	0.17%	0.14%
Non-performing loans, excluding loans held for sale/Loans, net	0.52%	0.39%	0.64%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.54%	0.41%	0.66%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	0.65%	0.52%	0.80%
Total Criticized Loans—Business Services**	$2,771	$2,310	$3,054
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Overall asset quality remained broadly stable during the quarter. Certain commercial segments are exhibiting signs of deterioration contributing to a quarter-over-quarter increase in non-performing loans. Total net charge-offs for the quarter were $110 million, or 46 basis points of average loans. Excluding charge-offs related to the unsecured consumer loan sale, net charge-offs would have been $47 million, or 19 basis points of average loans, which was in-line with expectations.

Provision expense was $135 million this quarter. The increase compared to the second quarter was attributable primarily to strong loan and commitment growth, normalizing credit from historically low levels, and a $20 million reserve build for potential losses associated with Hurricane Ian. These increases were partially offset by a net provision benefit of $31 million associated with the unsecured consumer loan sale.

The allowance for credit loss ratio is up 1 basis point to 1.63 percent of total loans, while the allowance as a percentage of nonperforming loans remains strong at 311 percent. Overall asset quality continues to reflect broad-based stability across most commercial and consumer loan portfolios.

Capital and liquidity

	As of and for Quarter Ended
	9/30/2022	6/30/2022	9/30/2021
Common Equity Tier 1 ratio(2)	9.3%	9.2%	10.8%
Tier 1 capital ratio(2)	10.6%	10.6%	12.3%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	5.01%	5.76%	7.79%
Tangible common book value per share (non-GAAP)(1)*	$8.15	$9.55	$12.32
Loans, net of unearned income, to total deposits	70.0%	67.6%	63.1%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.
Regions maintains a solid capital position with estimated capital ratios remaining well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 10.6 percent and 9.3 percent, respectively, at quarter-end. The company's liquidity position also remains robust including cash held at the Federal Reserve totaling $13.5 billion and a loan to deposit ratio of 70 percent at quarter end. Relative to pre-pandemic conditions, Regions currently has limited need for wholesale funding.

During the third quarter, the company declared $187 million in dividends to common shareholders and did not repurchase shares of common stock.

(1)Non-GAAP; refer to pages 12, 13, 17, 18, 19 and 21 of the financial supplement to this earnings release for reconciliations.
(2)Current quarter Common Equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
In addition to the live audio webcast at 10 a.m. ET on October 21, 2022, an archived recording of the webcast will be available at the Investor Relations page of www.regions.com following the live event.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $158 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,300 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.
•The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses, operations, and financial results and conditions. The duration and severity of any pandemic, including the COVID-19 pandemic, could disrupt the global economy, adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses.
•Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios, and our ability to return capital to shareholders.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the changes in U.S. presidential administration, control of the U.S. Congress, and changes in personnel at the bank regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.
•The risks and uncertainties related to our acquisition or divestiture of businesses, including our recently completed acquisitions of EnerBank, Sabal, and Clearsight, and risks related to such acquisitions, including that the expected synergies, cost savings and other financial or other benefits may not be realized within the expected timeframes, or might be less than projected; difficulties in integrating the businesses; and the inability of Regions to effectively cross-sell products following these acquisitions.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Fraud or misconduct by our customers, employees or business partners.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.

•Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and frequency of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•Our ability to achieve our expense management initiatives.
•Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of anti-takeover and exclusive forum laws and provision in our certificate of incorporation and bylaws.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
•Other risks identified from time to time in reports that we file with the SEC.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2021 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, as filed with the SEC.
Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the COVID-19 pandemic (including the impact of additional variants and resurgences), the effectiveness, availability and acceptance of any vaccines or therapies, and the direct and indirect impact of the COVID-19 pandemic on our customers, third parties and us.
The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Net loan charge-offs (GAAP) are presented excluding adjustments to arrive at adjusted net loan-charge offs (non-GAAP). Adjusted net loan charge-offs as a percentage of average loans (non-GAAP) are calculated as adjusted net loan charge-offs (non-GAAP) divided by average loans (GAAP) and annualized. Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation

Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.